SHAREHOLDERS AGREEMENT, dated as of February 24, 2000, (the "Agreement") by and among Anthony Markofsky (such individual, together with any successor, being the "Contessa Nominee"), Brendan G. Elliott, Richard T. Case and Wayne H. Lee (collectively and together with any successors, the "Fullcomm Nominees" and, each, a "Fullcomm Nominee"), Viking Investment Group II, Inc. ("Viking"), Parenteau Corporation ("Parenteau"), Contessa Corporation ("Contessa"), the three principal stockholders, Messrs. Elliott, Lee and Escaravage, of Fullcomm (as hereinafter defined) (collectively, the "Principal Stockholders" and, each, a "Principal Stockholder") whose signatures appear beside their names below, and the "Ancillary Stockholders" as hereinafter defined, who consist of both natural and legal persons whose signatures appear beside, or on behalf of, their respective names below.

      WHEREAS, the Principal Stockholders have "beneficial ownership" as that term is defined under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") of an aggregate of 4,500,000 shares of common stock, no par value per share, ("Fullcomm Shares") of Fullcomm, Inc., a New Jersey corporation, ("Fullcomm") in the amounts set forth opposite their signatures;

      WHEREAS, Viking and Parenteau are the largest stockholders of Contessa prior to the Merger referred to below (Viking and Parenteau collectively being the "Contessa Principal Stockholders");

      WHEREAS, the Contessa Principal Stockholders wish to ensure that they will have, at all times, a respective Contessa Nominee on the Board of Directors of Contessa, and the Principal Stockholders wish to ensure that they will have, at all times, respective Fullcomm Nominees on the Board of Directors of Contessa;

      WHEREAS, Richard T. Case, Gregory Creekmore, C. Bradley Tashenberg, Grace Securities, Inc. and R.K. Grace and Company have, as the case may be, entered into the Case Employment Agreement, the Creekmore Advisory Agreement, the Tashenberg Advisory Agreement, the Grace Consulting Agreement and the Grace Placement Agency Agreement, each as defined in that certain Amended and Restated Merger Agreement and Plan of Merger dated as of January 28, 2000 (the "Merger Agreement"), and these various agreements (which comprise some, but not all, of the "Ancillary Agreements" under the Merger Agreement) involve the issuance of common stock, $.0001 par value per share, of Contessa ("Contessa Common Stock") which is intended to be restricted for a three year period as an essential condition of the Merger;

      WHEREAS, the recipients of such restricted stock under the Ancillary Agreements are referred to herein as the "Ancillary Stockholders" and it is desired to make the share transfer restrictions set forth in Article II hereof applicable to such Ancillary Stockholders; and

      WHEREAS, pursuant to the Merger Agreement, Fullcomm will be merged with and into Fullcomm Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Contessa, also a Delaware corporation, and the stockholders of Fullcomm shall receive one share of Contessa Common Stock for each share of common stock they currently hold in Fullcomm, and whereas it is a condition precedent, under the Merger Agreement, that this Agreement be entered into.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

                          ARTICLE I. Agreement to Vote.

      1.1 Voting by Principal Stockholders and Principal Contessa Stockholders; Mutual Agreement to Vote.

      Each of the Principal Stockholders agrees that, subject to Article III of the Merger Agreement, each Principal Stockholder shall vote his respective Contessa Common Stock, whether now owned or hereafter acquired, for the election of the Contessa Nominee as a director in accordance with Section 3.3 of the Merger Agreement at any meeting, whether regular or special, of Contessa's stockholders at which directors are designated. Each of the Contessa Principal Stockholders agrees that, subject to Article III of the Merger Agreement, each Contessa Principal Stockholder shall vote his respective Contessa Common Stock, whether now owned or hereafter acquired, for the election of the Fullcomm Nominees as directors in accordance with Section 3.3 of the Merger Agreement at any meeting, whether regular or special, of Contessa's stockholders at which directors are designated. Without limiting the generality of the foregoing, the Principal Stockholders and the Contessa Principal Stockholders agree to take any and all actions (including, without limitation, nomination, setting of record dates and the like) and to execute and deliver any and all documents, agreements and instruments, including, without limitation, proxies, as Viking and Parenteau shall reasonably request or that the Principal Stockholders shall reasonably request, so that there shall be at all times a Contessa Nominee and three Fullcomm Nominees, as the case may be, each sitting as a director of Contessa.

      1.2 Special Meeting Upon Default.

      In the event of a default under, or a breach of, this Agreement which (in the reasonable judgment of the Contessa Principal Stockholders or the Principal Stockholders, as the case may be) materially adversely affects the rights and privileges bestowed hereunder, Contessa shall, upon the receipt of written notice from the Contessa Principal Stockholders or the Principal Stockholders, as the case may be, call a special meeting of the stockholders, all costs of which shall be borne entirely by Contessa, and (i) the Contessa Principal Stockholders each agree that they shall vote at such meeting in favor of the Fullcomm Nominees and (ii) the Principal Stockholders each agree that they shall at such meeting vote in favor of the Contessa Nominee. Each Contessa Principal Stockholder and each Principal Stockholder, as the case may be, hereby agrees to take no action to contravene, limit, prevent, frustrate or terminate the board election mechanism provided for herein, or to cause the removal of any director so elected .

      1.3 Preservation of Constituent Documents.

      The provisions of Sections 1.1 and 1.2 above are in consonance with the amendments to the Certificate of Incorporation and Bylaws of Contessa (the "Constituent Documents") as set forth in the shareholder consents and Certificate of Merger filed, or to be filed, in connection with the Merger, attached hereto as Exhibits A and B, and incorporated herein by this reference (the "Resolutions"). Contessa, the Contessa Principal Stockholders, and the Principal Stockholders agree that they shall not introduce or vote for, any amendment, alteration, or change to Contessa's Constituent Documents which would have the effect of preventing, or hindering the presence of the Contessa Nominee, or the Fullcomm Nominees, as the case may be, upon Contessa's Board of Directors. If Contessa, its directors, or the stockholders of Contessa purport to amend such Constituent Documents, notice shall be given to each Nominee, and upon any Nominee's written demand therefor, a meeting of the Board of Directors or a special meeting of the stockholders shall be called and Contessa hereby agrees to pay all expenses in connection with any such meeting(s), and the Contessa Principal Stockholders, and the Principal Stockholders, each agree that they shall vote all of their Contessa Common Stock, whether now owned or hereafter acquired, for the Constituent Documents to be restored to or retained, as the case may be, to the form as set forth in the Resolutions.

              ARTICLE II. Transfer Restrictions Upon Certain Shares

      2.1 Restriction on Transfer of Contessa Common Stock by Principal Stockholders and Ancillary Stockholders.

      During the period commencing on the date hereof and continuing for three years thereafter, each of the Principal Stockholders, and each of the Ancillary Stockholders, agrees that he, or it, will not transfer, pledge or assign his, or its, Contessa Common Stock, or any interest therein.

      2.2 Legend on Principal Stockholder Stock Certificates.

      Each Principal Stockholder shall submit to the Transfer Agent for the Contessa Common Stock the certificates evidencing the Contessa Common Stock now owned by such Principal Stockholder and Contessa shall cause the Transfer Agent to imprint upon such certificates (or replacement certificates) a restrictive legend as follows:

      "The shares of stock represented by this certificate are subject to all of the terms of that certain Shareholders Agreement dated February 24, 2000, a copy of which is on file at the offices of the issuer of this certificate. The shares are subject to certain voting and transfer restrictions. Any actions taken in contravention to that Shareholders Agreement shall be null and void."

      The terms of such endorsement and restrictions are hereby expressly consented to and accepted.

      2.3 Legend on Ancillary Stockholder Stock Certificates.

      Each Ancillary Stockholder shall submit to the Transfer Agent for the Contessa Common Stock the certificates evidencing the Contessa Common Stock now owned by such Ancillary Stockholder and Contessa shall cause the Transfer Agent to imprint upon such certificates (or replacement certificates) a restrictive legend as follows:

      "The shares of stock represented by this certificate are subject to all of the terms of that certain Shareholders Agreement dated February 24, 2000, a copy of which is on file at the offices of the issuer of this certificate. The shares are subject to certain transfer restrictions. Any actions taken in contravention to that Shareholders Agreement shall be null and void."

      The terms of such endorsement and restrictions are hereby expressly consented to and accepted.

      2.4 Shares of Contessa Principal Stockholders not restricted.

      The shares of Contessa Common Stock currently held by the Contessa Principal Stockholders shall not be subject to the foregoing restrictions upon sale, and such shares may be sold or transferred in accordance with applicable requirements under the Securities Act of 1933, as amended, (the "Securities Act") and applicable rules thereunder, and various "Blue Sky" laws, and shall not be required to bear any legend hereunder other than a standard Securities Act legend.

                           ARTICLE III. Miscellaneous

      3.1. Section of Merger Agreement deemed incorporated. Sections 1.3 and 3.3 of the Merger Agreement are hereby deemed to be incorporated herein, as if set forth in haec verba, in order to effectuate the intent of the parties that the director representation provisions so incorporated, be given effect throughout the term of this Agreement.

      3.2 Term. This Agreement shall terminate on the earlier to occur of (i) ten (10) years from the Closing Date or (ii) the date upon which (A) Viking and its affiliates and Parenteau and its affiliates no longer own, in the aggregate, five percent (5%) of Contessa Common Stock or (B) the Principal Stockholders and their respective affiliates no longer own, in the aggregate, five percent (5%) of Contessa Common Stock. Notwithstanding the foregoing, the transfer restrictions imposed under Article II hereof shall remain in effect for three years irrespective of clause (ii) in the preceding sentence.

      3.3 Further Assurances. From and after the date of this Agreement, the parties hereto shall from time to time, at the request of any other party and without further consideration, do execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

      3.4 Modifications. This Agreement may not be modified or discharged orally, but only in writing duly executed by the party to be charged.

      3.5 Successors and Assigns. All the covenants, stipulations, promises and agreements in this Agreement shall bind the parties' respective heirs, successors and assigns, whether so expressed or not.

      3.6 Headings. The headings of the various sections of this Agreement are for convenience of reference only and shall in no way modify any of the terms or provisions of this Agreement.

      3.7 Governing Law and Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to instruments made and to be performed entirely within such State. Notwithstanding the foregoing, each party hereto submits to the non-exclusive jurisdiction of the federal court for the Southern District of New York, the federal court for the district of New Jersey, and the state courts of New York and New Jersey located in New York County and Mercer County, New Jersey, respectively.

      3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. Facsimile transmission shall be effective as manual delivery thereof.

      3.9 Gender. All pronouns used herein are inserted for convenience only and shall be applied in the masculine, feminine, or third person as appropriate for each party signing hereto.

      3.10 Defined Terms. Capitalized terms use in this Agreement but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

      3.11. Obligations Several and not Joint. Notwithstanding any reference herein to the Principal Stockholders, the Contessa Principal Stockholders or the Ancillary Stockholders, all obligations imposed shall be several and not joint, and there shall be no requirement of joinder of claims, or common proceedings, in connection with any obligation hereunder, or the enforcement thereof.

      3.12 Severability. If any provision of this Agreement is declared invalid, unlawful, or ineffective, the remaining provisions shall be unaffected and shall be construed so as to give effect to the intent of the parties as evidenced by the original, entire Agreement.

      3.13 No Requirement of Common Voting by Nominees. The mutual voting obligations imposed on the Principal Stockholders and the Contessa Principal Stockholders shall, in no way, obligate, either directly or by inference, either the Contessa Nominee or the Fullcomm Nominee to act in accordance with the wishes of the other Nominee. Each Nominee shall remain free to act independently and shall not be required to consult with, pre-approve, or reach consensus with such other Nominee.

          IV. Successor Nominees and Mutual Indemnification Provisions

      4.1 Successor Nominees. The Contessa Nominee may resign at any time upon the giving of written notice to Contessa delivered by mail, overnight express, or facsimile transmission to the address of Contessa at 11 Chambers Street, Princeton, NJ 08542, tel. 609-252-0657, fax 609-252-0655, or at such other address as Contessa shall have advised the Contessa Nominee. In such instance, the Contessa Nominee shall be replaced by a successor Contessa Nominee to be chosen from a list of candidates acceptable to Viking and Parenteau. Each Fullcomm Nominee may likewise resign upon the giving of notice in a similar manner, and in such instance, such Fullcomm Nominee shall be replaced by a successor Fullcomm Nominee chosen from a list of candidates acceptable to two of the three Principal Stockholders.

      4.2. Mutual Indemnification. The Principal Stockholders agree to indemnify, hold harmless, and reimburse the Contessa Nominee, and the Contessa Principal Stockholders agree to indemnify, hold harmless, and reimburse the Fullcomm Nominees, in either case, from any and all losses, liabilities, claims, actions, damages, fees and expenses for all acts taken or not taken, in connection with this Agreement and its performance.

                          [ SIGNATURE PAGES TO FOLLOW ]

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.


________________________________               _________________________________
Anthony Markofsky, as original                 Brendan G. Elliott, as original
Contessa Nominee                               Fullcomm Nominee


________________________________               _________________________________
Richard T. Case, as original                   Wayne H. Lee, as original
Fullcomm Nominee                               Fullcomm Nominee

THE PRINCIPAL STOCKHOLDERS:


________________________________
Brendan G.  Elliott, individually              1,800,000 Fullcomm shares


________________________________
Wayne H. Lee, individually                     1,125,000 Fullcomm shares


________________________________
Philippe Escaravage, individually              1,575,000 Fullcomm shares

THE CONTESSA PRINCIPAL STOCKHOLDERS:


Viking Investment Group II, Inc.

By:__________________________________
Name:
Title:


Parenteau Corporation

By:__________________________________
Name:
Title:

Consented to, and the obligations set forth in Article I are hereby agreed to:

Contessa Corporation


By:__________________________________
Name:
Title:

THE ANCILLARY STOCKHOLDERS:

_____________________________________
Richard T. Case, individually


_____________________________________
C. Bradley Tashenberg, individually


_____________________________________
Gregory Creekmore, individually


Grace Securities, Inc.

By:__________________________________
Name:
Title:


R.K. Grace and Company

By:__________________________________
Name:
Title:


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